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Exhibit 99.1

HAMILTON PARK TOWERS LLC
HAMILTON ON MAIN APARTMENTS LLC
HAMILTON ON MAIN LLC
Combined Financial Statements—Significant Joint Ventures
As of December 31, 2010 and 2009
and for the years ended December 31, 2010, 2009 and 2008
Together With Report of Independent
Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Joint Venture Members
Hamilton Park Towers LLC, Hamilton on Main Apartments LLC, Hamilton on Main LLC.

        We have audited the accompanying combined balance sheets of Hamilton Park Towers LLC, Hamilton on Main Apartments LLC and Hamilton on Main LLC (the "Joint Ventures") as of December 31, 2010 and 2009, and the related combined statements of income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2010. The combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hamilton Park Towers LLC, Hamilton on Main Apartments LLC and Hamilton on Main LLC at December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER WACHMAN LLP Boston, Massachusetts March 7, 2011

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

COMBINED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Rental Properties	$141,291,032	$147,471,713
Cash and Cash Equivalents	773,390	1,124,183
Rents Receivable	136,162	88,467
Real Estate Tax Escrows	582,603	435,974
Intangible Assets	—	4,085,000
Prepaid Expenses and Other Assets	1,508,187	1,325,717
Financing and Leasing Fees	546,699	607,960

Total Assets	$144,838,072	$155,139,014

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$106,065,526	$106,316,353
Accounts Payable and Accrued Expenses	994,582	989,744
Advance Rental Payments and Security Deposits	1,911,533	1,804,019

Total Liabilities	108,971,640	109,110,115
Commitments (Note 7)
Members' Capital	35,866,432	46,028,898

Total Liabilities and Members' Capital	$144,838,072	$155,139,014

See notes for combined financial statements.

HAMILTON PARK TOWERS, LLC
HAMILTON ON MAIN APARTMENTS, LLC
HAMILTON ON MAIN, LLC

(Unconsolidated Significant Joint Ventures)

COMBINED STATEMENTS OF INCOME

Years Ended December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
Revenues
Rental Income	$13,475,084	$4,327,579	$2,355,539
Laundry and Sundry Income	117,681	37,664	19,505

	13,592,765	4,365,243	2,375,044

Expenses
Administrative	187,387	160,121	59,917
Depreciation and Amortization	10,410,164	3,190,117	1,556,690
Management Fees	341,417	153,555	97,578
Operating	1,319,155	525,032	362,279
Renting	296,906	27,562	30,794
Repairs and Maintenance	1,201,399	391,069	414,654
Taxes and Insurance	1,769,166	494,529	321,216

	15,525,593	4,941,984	2,843,128

(Loss) Before Other Income	(1,932,829)	(576,741)	(468,084)

Other Income (Loss)
Interest Income	13	9,459	4,124
Interest Expense	(5,977,098)	(1,778,115)	(887,640)
Gain on sale of real estate	—	—	348,039
Other Income (Expenses)	(15,552)	(309)	—

	(5,992,636)	(1,768,965)	(535,467)

Net (Loss)	$(7,925,465)	$(2,345,707)	$(1,003,551)

See notes to accompany the combined financial statements.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

COMBINED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Balance, January 1, 2008	$—	$8,765,854	$3,600,298	$12,366,152
Transfer of equity	—	1,797,991	(1,797,991)	—
Distribution to members	—	(305,000)	(2,120,000)	(2,425,000)
Net Income (loss)	—	(1,321,242)	317,693	(1,003,549)

Balance, December 31, 2008	—	8,937,603	—	8,937,603
Investment by members	39,814,000	—	—	39,814,000
Distribution to members	—	(377,000)	—	(377,000)
Net Loss	(1,295,695)	(1,050,010)	—	(2,345,705)

Balance, December 31, 2009	38,518,305	7,510,593	—	$46,028,898
Investment by members	—	—	—	—
Distribution to members	(2,075,000)	(162,000)	—	(2,237,000)
Net Loss	(7,389,086)	(536,379)	—	(7,925,465)

Balance, December 31, 2010	$29,054,219	$6,812,214	$—	$35,866,433

Allocation to New England Realty Associates Limited Partnership for 2010:
Percentage Ownership:	40%	50%	—	Total

Distributions Received	$830,000	$81,000	—	$911,000

Net Loss	$(2,955,634)	$(268,189)	—	$(3,223,823)

Member Capital	$11,621,688	$3,406,107		$15,027,795

See notes for combined financial statements.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN LLC, AND
HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities
Net Loss	$(7,925,465)	$(2,345,707)	$(1,003,549)

Adjustments to reconcile net income to net cash provided by (used in) by operating activities:
Gain on sale of condominiums	—	—	(348,049)
Depreciation and amortization	10,410,165	3,190,117	1,556,690
Amortization of above market lease	301,729	60,346	—
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(47,694)	(86,943)	8,526
(Decrease) Increase in accounts payable and accrued expenses	4,837	817,961	34,148
(Increase) Decrease in real estate tax escrow	(146,628)	(341,037)	321,776
(Increase) Decrease in due from joint venture	—	230,000	470,000
(Increase) decrease in financing and leasing fees	—	—	3,690
(Increase) decrease in prepaid expenses and other assets	(170,680)	(1,045,424)	(31,918)
(Decrease) increase in advance rental payments and security deposits	107,511	1,613,399	36,353

Total adjustments	10,459,240	4,438,419	2,051,216

Net cash provided by operating activities	2,533,775	2,092,712	1,047,667

Cash flows provided by (used in) investing activities
Proceeds from sales of condominiums	—	—	2,413,148
Purchase and improvement of rental properties	(391,741)	(129,504,313)	(1,258,490)

Net cash provided by (used in) investing activities	(391,741)	(129,504,313)	1,154,658
Cash flows provided by (used in) financing activities
Payment of financing cost	(5,000)	(583,166)	0
Proceeds of mortgage payable	—	89,914,000	0
Principal payments of mortgage payable	(250,827)	(238,022)	(184,626)
(Distributions to) investment by investors	(2,237,000)	39,437,000	(2,425,000)

Net cash provided by (used in) financing activities	(2,492,827)	128,529,812	(2,609,626)

Net increase (decrease) in cash and cash equivalents	(350,793)	1,118,211	(407,301)
Cash and cash equivalents, at beginning of year	1,124,184	5,972	413,273

Cash and cash equivalents, at end of year	$773,391	$1,124,183	$5,972

Supplementary cash flow statement info:
Cash paid for interest	$5,933,103	$1,772,400	$882,432

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2010

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

        Principles of Combination:    The combined financial statements include the accounts of Hamilton Park Towers LLC ("Dexter Park" or "Hamilton Park"), Hamilton on Main LLC ("Hamilton Place") and Hamilton on Main Apartments LLC ("Hamilton Place Apartments") collectively (the "Joint Ventures"). Hamilton Place and Hamilton Place Apartments are owned 50% and Hamilton Park is owned 40% by New England Realty Associates, Limited Partnership ("NERA") and are "significant subsidiaries" under Rule 3-09 of Regulation S-X requiring separate financial statements. All significant intercompany accounts and transactions are eliminated in the combined statements between these three entities. Hamilton 1025 LLC, previously included, is no longer a significant subsidiary and it has been eliminated in the 2008 statements.

        Line of Business:    The Joint Ventures own and operate various residential apartment buildings located in Greater Boston.

        Accounting Standards:    On July 1, 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, also known as FASB Accounting Standards Codification ("ASC 105-10"), General Accepted Accounting Principles ("ASC 105-10"). ASC 105-10 established the FASB Accounting Standards Codification ("Codification") as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. GAAP was not intended to be changed as a result of the FASB's Codification project, but it will change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009. The Partnership has implemented the Codification in this report by providing references to the Codification topics, as appropriate.

        Accounting Estimates:    The preparation of the financial statements, in conformity with accounting principles generally accepted in the United State of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

        Revenue Recognition:    Rental income from residential properties is recognized over the term of the related lease. For residential tenants, amounts 60 days in arrears are charged against income. Concessions made on residential leases are accounted for on the straight-line basis.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management's estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. The capitalized above-market lease values for acquired properties are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed-rate renewal options of the respective leases.

        Rental Properties:    Rental properties are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements and additions are capitalized. When assets are retired or otherwise disposed of, the cost of the asset and related accumulated depreciation is eliminated from the accounts, and any gain or loss on such disposition is included in income. Fully depreciated assets are removed from the accounts. Rental properties are depreciated by both straight-line and accelerated methods over their estimated useful lives. Significant acquisitions with long term leases are evaluated to determine if a portion of the purchase price is allocable to intangibles such as non market rate rents.

        Upon acquisition of rental property, the Partnership estimates the fair value of acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities assumed, generally consisting of the fair value of (i) above and below market leases, (ii) in-place leases and (iii) tenant relationships. The Partnership allocated the purchase price to the assets acquired and liabilities assumed based on their fair values. The Partnership records goodwill or a gain on bargain purchase (if any) if the net assets acquired/liabilities assumed exceed the purchase consideration of a transaction. In estimating the fair value of the tangible and intangible assets acquired, the Partnership considers information obtained about each property as a result of its due diligence and marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

        Other intangible assets acquired include amounts for in-place lease values and tenant relationship values, which are based on management's evaluation of the specific characteristics of each tenant's lease and the Partnership's overall relationship with the respective tenant. Factors to be considered by management in its analysis of in-place lease values include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, management considers leasing commissions, legal and other related expenses. Characteristics considered by management in valuing tenant relationships include the nature and extent of the Partnership's existing

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals. The value of in-place leases are amortized to expense over the remaining initial terms of the respective leases. The value of tenant relationship intangibles are amortized to expense over the anticipated life of the relationships.

        In the event that facts and circumstances indicate that the carrying value of a rental property may be impaired, an analysis of the value is prepared. The estimated future undiscounted cash flows are compared to the asset's carrying value to determine if a write-down to fair value is required.

        Financing and Leasing Fees:    Financing fees are capitalized and amortized, using the interest method, over the life of the related mortgages. Leasing fees are capitalized and amortized on a straight-line basis over the life of the related lease. Unamortized balances are expensed when the corresponding fee is no longer applicable.

        Income Taxes:    The financial statements have been prepared on the basis that the joint ventures are entitled to tax treatment as partnerships. Accordingly, no provision for income taxes has been recorded.

        Cash Equivalents:    The Joint Ventures considers cash equivalents to be all highly liquid instruments purchased with a maturity of three months or less.

        Segment Reporting:    Operating segments are revenue-producing components of the joint venture for which separate financial information is produced internally for management. Under the definition, The Joint Ventures operated, for all periods presented, as one segment. Comprehensive Income: Comprehensive income is defined as changes in members' equity, exclusive of transactions with owners (such as capital contributions and dividends). The Joint Ventures did not have any comprehensive income items in 2010, 2009, or 2008 other than net income as reported.

        Concentration of Credit Risks and Financial Instruments:    The Joint Venture's properties are located in Greater Boston, and are subject to the general economic risks related thereto. No single tenant accounted for more than 5% of the revenues in 2010, 2009 or 2008. The Joint Ventures make their temporary cash investments with high-credit-quality financial institutions.

        Advertising Expense:    Advertising is expensed as incurred. Advertising expense was $59,000 in 2010 and was insignificant in 2009 and 2008.

        Discontinued Operations and Rental Property Held for Sale:    When assets are identified by management as held for sale, the Partnership discontinues depreciating the assets and estimates the sales price, net of selling costs, of such assets. If, in management's opinion, the net sales price of the assets which have been identified as held for sale is less than the net book value of the assets, a valuation allowance is established. Properties identified as held for sale and/or sold are presented in discontinued operations for all periods presented.

        If circumstances arise that previously were considered unlikely and, as a result, the Partnership decides not to sell a property previously classified as held for sale, the property is reclassified as held

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation (amortization) expense that would have been recognized had the property been continuously classified as held and used, or (b) the fair value at the date of the subsequent decision not to sell.

        Interest Capitalized:    The Partnership follows the policy of capitalizing interest as a component of the cost of rental property when the time of construction exceeds one year. During the years ended December 31, 2010, 2009 and 2008 there was no capitalized interest.

        Extinguishment of Debt:    When existing mortgages are refinanced with the same lender and it is determined that the refinancing is substantially different then they will be recorded as an extinguishment of debt. However if it is determined that the refinancing is substantially the same then they will be recorded as an exchange of debt. All refinancing qualify as extinguishment of debt.

        Reclassifications:    Certain reclassifications have been made to prior period amounts in order to conform to current period presentation.

NOTE 2. RENTAL PROPERTIES

        Properties consist of the following:

	Year Ended December 31,
	2010	2009	Useful Life
Land, improvements and parking lots	$35,235,809	$35,235,224	15–40 years
Buildings and improvements	95,814,901	95,797,503	15–40 years
Kitchen cabinets	295,473	408,241	5–10 years
Carpets	1,663,422	1,592,972	5–10 years
Air conditioning	24,089	49,294	7–10 years
Elevator	1,705,708	1,705,708	20 years
Equipment	7,205,351	7,223,284	5–7 years
Fences	—	990	5–10 years
Furniture and fixtures	11,750,244	14,291,755	5–7 years
Smoke alarms	2,423	2,943	5–7 years

	153,697,421	156,307,913
Less accumulated depreciation	(12,406,389)	(8,836,200)

	$141,291,032	$147,471,713

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 2. RENTAL PROPERTIES (Continued)

        A reconciliation of rental properties and accumulated depreciation is as follows:

	Hamilton Park Towers LLC	Hamilton on Main Apts LLC	Hamilton on Main LLC	Total
Balance, January 1, 2008	$—	$30,310,807	$2,278,843	$32,589,650
Purchase of and addition to Property	—	1,348,889	—	1,348,889
Condominium sale	—	(28,588)	(2,278,843)	(2,307,431)

Balance, December 31, 2008	—	31,631,108	—	31,631,108
Purchase of and addition to Property	124,628,719	48,086	—	124,676,805

Balance, December 31, 2009	124,628,719	31,679,194	—	156,307,913
Purchase of and addition to Property	363,261	28,480	—	391,741
Fully Depreciated Properties	—	(3,002,233)	—	(3,002,233)

Balance, December 31, 2010	124,991,980	28,705,441	—	153,697,421

Accumulated Depreciation:
Balance, January 1, 2008	—	4,812,691	209,464	5,022,155
Depreciation for year	—	1,632,658	—	1,632,658
Depreciation of disposition	—	(26,513)	(209,464)	(235,977)

Balance, December 31, 2008	—	6,418,836	—	6,418,836
Depreciation for year	926,330	1,491,034	—	2,417,364

Balance, December 31, 2009	926,330	7,909,870	—	8,836,200
Depreciation for year	5,597,403	975,019	—	6,572,422
Fully Depreciation w/o	—	(3,002,233)	—	(3,002,233)

Balance, December 31, 2010	6,523,733	5,882,656	—	12,406,389

Book Value	$118,468,247	$22,822,785	$—	$141,291,032

NOTE 3. RELATED PARTY TRANSACTIONS

        The Joint Ventures' properties are managed by an entity that is owned by the majority shareholder of the General Partner. The management fee is equal to 4% at Hamilton Place Apartments and 2% at Hamilton Park Towers of rental revenue and laundry income. Total fees paid were approximately $341,000, $154,000 and $98,000 in 2010, 2009 and 2008, respectively.

        In 2010, the Management Company also received approximately $4,000 for construction supervision and architectural fees, $28,000 for maintenance services and $16,000 for administrative services.

        In 2009, the Management Company also received approximately $10,000 for maintenance services and $8,000 for administrative services.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 3. RELATED PARTY TRANSACTIONS (Continued)

        In 2008, the Management Company also received approximately $6,000 for construction costs, $6,000 for construction supervision and architectural fees, $10,000 for maintenance services and $12,000 for administrative services. The Hamilton Company legal department acts as closing attorney on certain condo sales receiving approximately $5,950 during the year ended December 31, 2008. An entity partially owned by the majority shareholder of the General Partner is the sales agent for certain condominium sales receiving approximately $43,000 of commissions in 2008.

NOTE 4. OTHER ASSETS

        Financing and leasing fees of approximately $547,000 and $608,000 are net of accumulated amortization of approximately $110,000 and $44,000 at December 31, 2010 and 2009, respectively.

NOTE 5. MORTGAGE NOTES PAYABLE

        At December 31, 2010 and 2009, the mortgages payable consisted of various loans, all of which were secured by first mortgages on properties referred to in Note 2. At December 31, 2010, the interest rates on these loans ranged from 5.18% to5.57%, payable in monthly installments aggregating approximately $523,000, including interest, to various dates through 2019. The majority of the mortgages are subject to prepayment penalties. At December 31, 2010, the weighted average interest rate on the above mortgages was 5.51%.

        The Joint Ventures have pledged tenant leases as additional collateral for certain of these loans.

        Approximate annual maturities at December 31, 2010 are as follows:

	Hamilton Park Towers LLC	Hamilton On Main Apartments	Hamilton On Main LLC	Total
2011—Current Maturities	$194,705	$261,897	$—	$456,602
2012	1,206,869	278,413	—	1,485,282
2013	1,275,835	293,392	—	1,569,227
2014	1,348,741	309,178	—	1,657,919
2015	1,425,814	15,008,646	—	16,434,460
Thereafter	84,462,036		—	84,462,036

	$89,914,000	$16,151,526	$—	$106,065,526

NOTE 6. ADVANCE RENTAL PAYMENTS AND SECURITY DEPOSITS

        The Joint Ventures' residential lease agreements may require tenants to maintain a one-month advance rental payment and/or a security deposit. At December 31, 2010, amounts received for prepaid rents of approximately $953,000 are included in cash and cash equivalents; security deposits of approximately $874,000 are included with other assets and are restricted cash.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 7. COMMITMENTS AND CONTINGENCIES

        From time to time, the Joint Ventures may be involved in various ordinary routine litigation incidental to their business. The Joint Ventures either have insurance coverage or provide for any uninsured claims when appropriate. The Joint Ventures are not involved in any material pending legal proceedings.

NOTE 8. RENTAL INCOME

        Substantially all rental income was related to residential apartments and condominium units with leases of one year of less.

        Rents receivable are approximately $136,000, $88,000 and $1,500 net of allowances for doubtful accounts at December 31, 2010, 2009 and 2008, respectively.

NOTE 9. CASH FLOW INFORMATION

        During the years ended December 31, 2010, 2009 and 2008, cash paid for interest was approximately $5,933,000, $1,722,000 and $882,000 respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements on a Recurring Basis

        At December 31, 2010 and 2009, we do not have any significant financial assets or financial liabilities that are measured at fair value on a recurring basis in our consolidated financial statements.

Financial Assets and Liabilities not measured at Fair Value

        At December 31, 2010 and 2009 the carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts receivable, and note payable, accounts payable and accrued expenses were representative of their fair values due to the short-term nature of these instruments or, the recent acquisition of these items.

        At December 31, 2010 and 2009, we estimated the fair value of our mortgages payable and other notes based upon quoted market prices for the same (Level 1) or similar (Level 2) issues when current quoted market prices are available. We estimated the fair value of our secured mortgage debt that does not have current quoted market prices available by discounting the future cash flows using rates currently available to us for debt with similar terms and maturities (Level 3). The differences in the fair value of our debt from the carrying value are the result of differences in interest rates and/or borrowing spreads that were available to us at December 31, 2010 and 2009, as compared with those in effect when the debt was issued or acquired. The secured mortgage debt contain pre-payment penalties or yield maintenance provisions that could make the cost of refinancing the debt at lower rates exceed the benefit that would be derived from doing so.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following table reflects the carrying amounts and estimated fair value of our debt.

	Carrying Amount	Estimated Fair Value
Mortgage Notes Payable
At December 31, 2010	$106,065,526	$107,107,052
At December 31, 2009	$106,316,353	$104,882,698

        Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2010 and 2009. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2010 and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 11. TAXABLE INCOME AND TAX BASIS

        The Joint Ventures are not subject to income taxes as they file partnership tax returns whereby their income or loss is reportable by the owners.

        Taxable income or loss is different than financial statement income because of intangible assets, accelerated depreciation, different tax lives, and timing differences related to prepaid rents and allowances. The partnerships share of the taxable loss is approximately $1,300,000 less than statement loss for the year ended December 31, 2010 substantially due to the amortization of deferred charges at Park Towers which is not deductible for income taxes. The cumulative tax basis of the Joint Ventures real estate allocated to the partnership at December 31, 2010 is approximately $1,500,000 less than the statement basis primarily due to the purchase price allocation to intangible assets at Hamilton Park Towers.

NOTE 12. INTANGIBLE ASSETS

        The Partnership estimates the fair value of intangible assets acquired at significant acquisitions as described in Note 1 including above market leases, in place leases and tenant relationships as though the acquisition is acquired "as if vacant". Hamilton Park Towers, a 409 unit residential complex, was acquired on October 28, 2009. Substantially all of the property's leases are for one year and there is substantial "turnover" of the existing tenants each year. The analysis of the above mentioned factors

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 12. INTANGIBLE ASSETS (Continued)

resulted in approximately $4,900,000 of the $129,500,000 purchase price allocated to intangible assets amortizable over a twelve month period as follows:

	Fair Value at Acquisition	Monthly Amortization
In-place leases	$4,100,000	$340,000
Tenant relationships	450,000	37,500

	4,550,000	377,500
Over-market leases	350,000	30,000

	$4,900,000	$407,500

        Approximate in-place leases and tenant relationships are amortized in operating expenses and amortization of over-market leases are a reduction of rental income as follows:

	At Acquisition October 28, 2009	2009 Amortization	2010 Amortization	Book Value December 31, 2010
In-place leases and tenant relationships	$4,550,000	$755,000	$3,795,000	$—
Over-market leases	350,000	60,000	290,000	—

	$4,900,000	$815,000	$4,085,000	$—

        These deferred charges were fully amortized in 2010.

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES

Combining Balance Sheet

December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
ASSETS
Rental Properties	$118,468,247	$22,822,785	—	$141,291,032
Cash and Cash Equivalents	754,066	19,325	—	773,390
Rent Receivable	125,475	10,686	—	136,162
Real Estate Tax Escrow	484,566	98,036	—	582,603
Prepaid Expenses and Other Assets	1,089,897	418,289	—	1,508,187
Financing and Leasing Fees	518,395	28,304	—	546,699

Total Assets	$121,440,647	$23,397,425	—	$144,838,072

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$89,914,000	$16,151,526	—	$106.065,526
Accounts Payable and Accrued Expense	787,584	206,997	—	994,582
Advance Rental Payments and Security Deposits	1,684,843	226,689	—	1,911,533

Total Liabilities	92,386,428	16,585,212	—	108,971,640
Members' Capital	29,054,219	6,812,213	—	35,866,432

Total Liabilities and Members' Capital	$121,440,647	$23,397,425	—	$144,838,072

Members' Capital—NERA 50%	—	3,406,107	—	3,406,107
Members' Capital—NERA 40%	11,621,688	—	—	11,621,688

	$11,621,688	$3,406,107	—	$15,027,794

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Income
Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Revenues
Rental Income	$11,019,862	$2,455,222	—	$13,475,084
Laundry and Sundry Income	97,902	19,780	—	117,681

	11,117,763	2,475,001	—	13,592,765

Expenses
Administrative	148,097	39,289	—	187,387
Depreciation and Amortization	9,428,284	981,881	—	10,410,164
Management Fees	244,178	97,239	—	341,417
Operating	960,328	358,827	—	1,319,155
Renting	281,545	15,361	—	296,906
Repairs and Maintenance	859,088	342,310	—	1,201,399
Taxes and Insurance	1,451,016	318,150	—	1,769,166

	13,372,537	2,153,057	—	15,525,593

Income Before Other Income	(2,254,773)	321,944	—	(1,932,829)

Other Income (Loss)
Interest Income	5	8	—	13
Interest Expense	(5,116,598)	(860,500)	—	(5,977,098)
Other Income (Expenses)	(17,720)	2,168	—	(15,552)

	(5,134,313)	(858,323)	—	(5,992,636)

Net Income (Loss)	$(7,389,086)	$(536,379)	—	$(7,925,465)

NERA 50%	—	(268,189)	—	(268,189)
NERA 40%	(2,955,635)	—	—	(2,955,635)

	$(2,955,635)	$(268,189)	—	$(3,223,824)

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow
Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Cash Flows from Operating Activities
Net Income (loss)	$(7,389,086)	$(536,379)	—	$(7,925,465)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	9,428,284	981,881	—	10,410,165
Amortization of above market lease	301,729	—	—	301,729
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(42,525)	(5,169)	—	(47,694)
(Decrease) Increase in accounts payable and accrued exp	33,916	(29,079)	—	4,837
(Increase) Decrease in real estate tax escrow	(146,176)	(452)	—	(146,628)
(Increase) decrease in prepaid expenses and other assets	(81,863)	(88,817)	—	(170,680)
(Decrease) increase in advance rental payments and security deposits	107,206	305	—	107,511

Total adjustments	9,600,571	858,669	—	10,459,240

Net cash provided by (used in)operating activities	2,211,485	322,290	—	2,533,775

Cash flows provided by (used in) investing activities
Purchase and improvement of rental properties	(363,261)	(28,480)	—	(391,741)

Net cash provided by (used in) investing activities	(363,261)	(28,480)	—	(391,741)

Cash flows provided by (used in) investing activities
Payment of financing cost	(5,000)	—	—	(5,000)
Proceeds of mortgage payable	—	—	—	—
Principal payments of mortgage payable	—	(250,827)	—	(250,827)
(Distributions) to/investment by members	(2,075,000)	(162,000)	—	(2,237,000)

Net cash provided by (used in) financing activities	(2,080,000)	(412,827)	—	(2,492,827)

Net increase (decrease) in cash and cash equivalents	(231,776)	(119,017)	—	(350,793)
Cash and cash equivalents, at beginning of year	985,842	138,342	—	1,124,184

Cash and cash equivalents, at end of year	$754,066	$19,325	—	$773,391

Supplementary cash flow statement information:
Cash paid for interest	$5,077,768	$855,334	—	$5,933,103

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Balance Sheet

December 31, 2009

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
ASSETS
Rental Properties	$123,702,389	$23,769,324	—	$147,471,713
Cash and Cash Equivalents	985,842	138,342	—	1,124,183
Rent Receivable	82,950	5,517	—	88,467
Real Estate Tax Escrow	338,390	97,584	—	435,974
Intangible Assets	4,085,000	—		4,085,000
Prepaid Expenses and Other Assets	996,245	329,472	—	1,325,717
Financing and Leasing Fees	572,795	35,165	—	607,960

Total Assets	$130,763,610	$24,375,403	—	$155,139,014

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$89,914,000	$16,402,353	—	$106,316,353
Accounts Payable and Accrued Expense	753,668	236,076	—	989,744
Advance Rental Payments and Security Deposits	1,577,637	226,382	—	1,804,019

Total Liabilities	92,245,305	16,864,810	—	109,110,115
Members' Capital	38,518,305	7,510,593	—	46,028,898

Total Liabilities and Members' Capital	$130,763,610	$24,375,403	—	$155,139,014

Members' Capital—NERA 50%	—	3,755,297	—	3,755,297
Members' Capital—NERA 40%	15,407,322	—	—	15,407,322

	$15,407,322	$3,755,297	—	$19,162,619

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Income
Year Ended December 31, 2009

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Revenues
Rental Income	$1,912,267	$2,415,312	—	$4,327,579
Laundry and Sundry Income	15,846	21,818	—	37,664

	1,928,113	2,437,130	—	4,365,243

Expenses
Administrative	122,516	37,605	—	160,121
Depreciation and Amortization	1,690,998	1,499,119	—	3,190,117
Management Fees	54,257	99,298	—	153,555
Operating	173,464	351,567	—	525,032
Renting	13,458	14,104	—	27,562
Repairs and Maintenance	81,615	309,454	—	391,069
Taxes and Insurance	192,386	302,142	—	494,529

	2,328,694	2,613,290	—	4,941,984

Income Before Other Income	(400,582)	(176,160)	—	(576,741)

Other Income (Loss)
Interest Income	9,455	3	—	9,459
Interest Expense	(904,260)	(873,855)	—	(1,778,115)
Other Income (Expenses)	(309)	—	—	(309)

	(895,113)	(873,852)	—	(1,768,965)

Net (Loss)	$(1,295,695)	$(1,050,012)	—	$(2,345,707)

NERA 50%	—	(525,006)	—	(525,006)
NERA 40%	(518,278)	—	—	(518,278)

	$(518,278)	$(525,006)	—	$(1,043,284)

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow
Year Ended December 31, 2009

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Cash Flows from Operating Activities
Net Income (loss)	$(1,295,695)	$(1,050,012)	—	$(2,345,707)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	1,690,998	1,499,119	—	3,190,117
Amortization of above market lease	60,346	—	—	60,346
Changes in operating assets and liabilities:				0
(Increase) Decrease in rents receivable	(82,950)	(3,993)	—	(86,943)
(Decrease) Increase in accounts payable and accrued exp	753,668	64,293	—	817,961
(Increase) Decrease in real estate tax escrow	(338,390)	(2,647)	—	(341,037)
(Increase) Decrease in due from joint venture	—	230,000	—	230,000
(Increase) decrease in prepaid expenses and other assets	(1,068,381)	22,957	—	(1,045,424)
(Decrease) increase in advance rental payments and security deposits	1,577,637	35,762	—	1,613,399

Total adjustments	2,592,928	1,845,491	—	4,438,419

Net cash provided by (used in) operating activities	1,297,233	795,479	—	2,092,712

Cash flows provided by (used in) investing activities
Purchase and improvement of rental properties*	(129,456,226)	(48,087)	—	(129,504,313)

Net cash provided by (used in) investing activities	(129,456,226)	(48,087)	—	(129,504,313)

Cash flows provided by (used in) investing activities
Payment of financing cost	(583,166)	—	—	(583,166)
Proceeds of mortgage payable	89,914,000	—	—	89,914,000
Principal payments of mortgage payable	—	(238,022)	—	(238,022)
(Distributions) to/investment by members	39,814,000	(377,000)	—	39,437,000

Net cash provided by (used in) financing activities	129,144,834	(615,022)	—	128,529,812

Net increase (decrease) in cash and cash equivalents	985,841	132,370	—	1,118,211
Cash and cash equivalents, at beginning of year	—	5,972	—	5,972

Cash and cash equivalents, at end of year	$985,841	$138,342	—	$1,124,183

Supplementary cash flow statement information:
Cash paid for interest	$904,260	$868,140	—	$1,772,400

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Balance Sheet

December 31, 2008

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
ASSETS
Rental Properties	—	$25,212,271	—	$25,212,271
Cash and Cash Equivalents	—	5,972	—	5,972
Rent Receivable	—	1,524	—	1,524
Real Estate Tax Escrow	—	94,937	—	94,937
Due From Joint Venture		230,000		230,000
Prepaid Expenses and Other Assets	—	352,429	—	352,429
Financing & Leasing Fees	—	43,250	—	43,250

Total Assets	—	$25,940,383	—	$25,940,383

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	—	$16,640,374	—	$16,640,374
Accounts Payable and Accrued Expense	—	171,783	—	171,783
Advance Rental Payments and Security Deposits	—	190,620	—	190,620

Total Liabilities	—	17,002,777	—	17,002,777
Members' Capital	—	8,937,606	—	8,937,606

Total Liabilities and Members' Capital	—	$25,940,383	—	$25,940,383

Members' Capital—NERA 50%	—	4,468,803	—	4,468,803
Members' Capital—NERA 40%	—	—	—	—

	—	$4,468,803	—	$4,468,803

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Income
Year Ended December 31, 2008

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Revenues
Rental Income	—	$2,353,792	$1,747	$2,355,539
Laundry and Sundry Income	—	19,505	—	19,505

	—	2,373,297	1,747	2,375,044

Expenses
Administrative	—	56,078	3,839	59,917
Depreciation and Amortization	—	1,549,671	7,019	1,556,690
Management Fees	—	97,527	51	97,578
Operating	—	362,065	214	362,279
Renting	—	30,794	—	30,794
Repairs and Maintenance	—	408,826	5,828	414,654
Taxes and Insurance	—	316,355	4,861	321,216

	—	2,821,316	21,812	2,843,128

Income Before Other Income	—	(448,019)	(20,065)	(468,084)

Other Income (Loss)
Interest Income	—	1,484	2,640	4,124
Interest Expense	—	(887,633)	(7)	(887,640)
Other Income (Expenses)	—	12,925	335,124	348,049

	—	(873,224)	337,757	(535,467)

Net Income (Loss)	—	$(1,321,243)	$317,692	$(1,003,551)

NERA 50%	—	(660,622)	158,846	(501,776)
NERA 40%	—	—	—	—

	—	$(660,622)	$158,846	$(501,776)

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow
Year Ended December 31, 2008

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Hamilton on Main LLC	Total
Cash Flows from Operating Activities
Net Income (loss)	—	$(1,321,242)	$317,693	$(1,003,549)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Gain on sale of condominiums	—	(12,925)	(335,124)	(348,049)
Depreciation and amortization	—	1,549,671	7,019	1,556,690
Changes in operating assets and liabilities:				—
(Increase) Decrease in rents receivable	—	8,424	102	8,526
(Decrease) Increase in accounts payable and accrued exp	—	45,962	(11,814)	34,148
(Increase) Decrease in real estate tax escrow	—	321,776	—	321,776
(Increase) Decrease in due from joint venture	—	(660,591)	1,130,591	470,000
(Increase) decrease in financing and leasing fees	—	—	3,690	3,690
(Increase) decrease in prepaid expenses and other assets	—	(32,624)	706	(31,918)
(Decrease) increase in advance rental payments and security deposits	—	37,671	(1,318)	36,353

Total adjustments	—	1,257,364	793,852	2,051,216

Net cash provided by (used in) operating activities	—	(63,878)	1,111,545	1,047,667

Cash flows provided by (used in) investing activities Proceeds from sales of condominiums	—	15,000	2,398,148	2,413,148
Purchase and improvement of rental properties	—	(1,258,490)	—	(1,258,490)

Net cash provided by (used in) investing activities	—	(1,243,490)	2,398,148	1,154,658
Cash flows provided by (used in) investing activities Proceeds of mortgage and notes payable	—		—	—
Principal payments of mortgage and notes payable	—	(184,626)	—	(184,626)
(Distributions to) investment by members	—	1,494,276	(3,919,276)	(2,425,000)

Net cash provided by (used in) financing activities	—	1,309,650	(3,919,276)	(2,609,626)

Net increase (decrease) in cash and cash equivalents	—	2,282	(409,583)	(407,301)
Cash and cash equivalents, at beginning of year	—	3,690	409,583	413,273

Cash and cash equivalents, at end of year	—	$5,972	$—	$5,972

Supplementary cash flow statement information:
Cash paid for interest	—	$882,432	$—	$882,432

HAMILTON PARK TOWERS LLC, HAMILTON ON MAIN APARTMENTS LLC, AND
HAMILTON ON MAIN LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2010

NOTE 14. NEW ACCOUNTING PRONOUNCEMENT

        In the fourth quarter of 2010, the Financial Accounting Standards Board ("FASB") issued an update to the guidance contained in Accounting Standards Codification ("ASC") 310, Receivables. The new guidance requires companies to provide more information about the credit quality of their financing receivables in the disclosures to financial statements including, but not limited to, significant purchases and sales of financing receivables, aging information and credit quality indicators. The adoption of this accounting guidance did not have a significant impact on our consolidated financial statements.

        On January 21, 2010, the FASB issued an update to ASC 820, Fair Value Measurements and Disclosures, adding new requirements for disclosures about transfers into and out of Levels 1 and 2 fair value measurements and additional disclosures about the activity within Level 3 fair value measurements. The adoption of this guidance on January 1, 2010 did not have a material effect on our consolidated financial statements.

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  Exhibit 99.1